EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday,  April 17, 2018

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Announces Management Transition

West Point, VA – C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that Larry G. Dillon, Chairman of the Board and Chief Executive Officer of the Corporation and the Bank, notified the Board of his intention to step back from being Chief Executive Officer of the Corporation and the Bank toward the end of 2018. Mr. Dillon will continue to be involved in corporate strategy and corporate governance as Executive Chairman of the Board.

In connection with Mr. Dillon’s notification, it is intended that Thomas F. Cherry, President of the Corporation and the Bank, will be appointed President and Chief Executive Officer of the Corporation and the Bank when Mr. Dillon transitions from being Chief Executive Officer. Mr. Cherry will continue to serve as a member of the Board of Directors of the Corporation and the Bank as well.

“These changes reflect the transition anticipated in our long-term management succession plan,” said Larry Dillon. “While I plan to continue to be very active in the affairs of the Company, we have been developing Tom for this leadership role and he is well-prepared and ready to handle it. In addition, we are very fortunate to have an exceptional management team to work with as we lead the Company into the future.”

“C&F has experienced tremendous success under Larry’s leadership for 40-plus years,” said Tom Cherry. “Larry and I have worked together very closely for the past twenty years, and our philosophies about C&F’s future are so aligned that I doubt anyone will recognize any change in the way this company is managed or the direction that it will be taking.”

About C&F

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland,

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday,  April 17, 2018

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.